Exhibit 2.2

FIRST AMENDMENT TO

MERGER AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

AND TO

COMPANY DISCLOSURE SCHEDULE

THIS FIRST AMENDMENT (this “First Amendment”) to Merger Agreement and Plan of Merger and Reorganization and Company Disclosure Schedule is entered into as of February 12, 2007, by and among SP Holding Corporation, a Delaware corporation (“Parent”), Organic Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and Organic Holding Company, Inc., a Delaware corporation (“Company”).

RECITALS

A.            The parties hereto have previously entered into that certain Merger Agreement and Plan of Merger and Reorganization, dated as of January 11, 2007, (together with this First Amendment, the “Merger Agreement”), pursuant to which, among other things, Merger Sub agreed to merge with and into Company.

B.            Contemporaneously and in connection with the execution and delivery of the Merger Agreement, Company prepared and delivered that certain Company Disclosure Schedule (as defined in the Merger Agreement) to Parent and Merger Sub.

C.            The parties hereto desire to amend the Merger Agreement to, among other things, amend the Exchange Ratio (as defined in the Merger Agreement) and to make certain changes to the Company Disclosure Schedule, all on the terms and subject to the conditions more fully set forth herein.

NOW, THEREFORE, in consideration of the mutual undertakings of the parties hereto, it is hereby agreed as follows

AGREEMENT

THEREFORE, the parties agree as follows:

1.             Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.

2.             Section 1.4(a) of the Merger Agreement is hereby amended and restated to read, in its entirety, as follows:

(a)           Conversion of Company Common Stock and Company Preferred Stock. At the Effective Time, each share of Company Common Stock and Company Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock and Company Preferred Stock to be canceled pursuant to Section 1.4(b)) will be canceled and extinguished and be converted automatically into the right to receive 0.69781   shares of Parent Common Stock, subject to any adjustments made pursuant to Section 1.4(e) (the “Exchange Ratio”).

3.             Section 1.4(c) of the Merger Agreement is hereby amended and restated to read, in its entirety, as follows:

(c)           Options and Warrants to Purchase Company Common Stock; Convertible Promissory Notes. At the Effective Time, (i) all options to purchase Company Common Stock then outstanding, and all warrants to purchase Company Common Stock and Company Preferred Stock shall be converted into the right to receive options and warrants to purchase Parent Common Stock in accordance with Section 5.8; (ii) all then outstanding promissory notes convertible into Company’s capital stock, other than the convertible promissory note issued to United Natural Foods, Inc., the convertible promissory note issued to Satellite Credit Opportunities Fund, Ltd. and the convertible promissory notes issued by the Company in its December, 2006 private placement offering (the “December Bridge Notes”), will be repaid or cancelled, extinguished and be converted automatically into the right to receive such number of shares of Parent Common Stock based on the Exchange Ratio and as if such notes were converted immediately prior to the Effective Time, and (iii) the December Bridge Notes will automatically be converted into the securities to be issued by Parent in the private placement contemplated under Section 4.2(e) hereof in accordance with the conversion formula set forth in the December Bridge Notes.

4.             Section 2.2 of the Merger Agreement is hereby amended and restated to read, in its entirety, as follows:

2.2          Capital Structure. The authorized capital stock of Company consists of 24,770,000 shares of capital stock, of which 15,100,000 shares are designated as common stock, $.001 par value, and 9,670,000 shares are designated as preferred stock, $.001 par value, of which there were issued and outstanding as of the close of business as of the date hereof, 4,271,888 shares of common stock and 8,109,287 shares of preferred stock. There are no other outstanding shares of capital stock or voting securities and no outstanding commitments to issue any shares of capital stock or voting securities after the date hereof, other than upon the exercise of options outstanding as of such date, and warrants and convertible promissory notes issued in conjunction with various common stock, preferred stock and convertible note financings. All outstanding shares of Company Common Stock and Company Preferred Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof, and are not subject to preemptive rights or rights of first refusal created by statute, the Certificate of Incorporation or Bylaws of Company or any agreement to which Company is a party or by which it is bound. As of the date hereof, Company has reserved (i) 1,029,432 shares of its common stock for issuance to employees, consultants and directors pursuant to stock option agreements, of which no shares have been issued pursuant to option exercises and 1,029,432 shares are subject to outstanding, unexercised options, (ii)  1,733,150 shares of common stock for issuance pursuant to outstanding warrants to purchase common stock, (iii) 1,402,843 shares of preferred stock for issuance pursuant to outstanding warrants to purchase preferred stock, (iv) up to approximately 4,410,684 shares of common stock for issuance upon conversion of the outstanding convertible promissory bridge notes assuming a conversion price of $1.17 and excluding any accrued and unpaid interest, (v) approximately 636,752 shares of common stock for issuance upon conversion of the outstanding convertible promissory note issued to United Natural Foods, Inc. assuming a conversion price of $1.17 and excluding any accrued and unpaid interest, and (v) 448,718 shares of common stock for issuance upon conversion of the outstanding convertible promissory note issued to Satellite Credit Opportunities Fund, Ltd. assuming a conversion price of $1.17 and excluding any accrued and unpaid interest.  Except for (i) the rights created pursuant to this Agreement, (ii) the Company’s rights to repurchase any unvested shares under the stock option agreements, and (iii) the warrants and convertible securities listed on Schedule 2.2 of the Company Disclosure Schedule, there are no other options, warrants, calls, rights, commitments or agreements of any character to which Company is a party or by which it is bound obligating Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of capital stock of Company or obligating Company to grant, extend, accelerate the vesting and/or repurchase rights of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no contracts, commitments or agreements relating to voting, purchase or sale of Company’s capital stock (i) between or among Company and any of its stockholders and (ii) to the best of Company’s knowledge, between or among any of Company’s stockholders. The terms of the Company’s stock option agreements permit the assumption or substitution of options to purchase Parent Common Stock as provided in this Agreement, without the consent or approval of the holders of such securities or stockholders. True and complete copies of all such stock option agreements have been made available to Parent and such agreements and instruments have not been amended, modified or supplemented, and there are no agreements to amend, modify or supplement such agreements or instruments in any case from the form made available to Parent.

5.             Section 3.2 of the Merger Agreement is hereby amended and restated to read, in its entirety, as follows:

3.2          Capital Structure.  The authorized capital stock of Parent consists of 510,000,000 shares of capital stock, of which 500,000,000 shares are designated as common stock, $.001, par value, and of which 10,000,000 shares are designated as preferred stock, $.001 par value, and of which there were issued and outstanding as of the close of business on the date hereof, 439,403 shares of common stock and 60 shares of preferred stock. The shares of Parent Common Stock to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid, and non-assessable, free of any liens or encumbrances. There are no other outstanding shares of capital stock or voting securities and no outstanding commitments to issue any shares of capital stock or voting securities after the date hereof, other than pursuant to the exercise of options outstanding as of such date under Parent’s 1998 Stock Option Plan initiated in July 1998 and the Parent’s 2000 Stock Option Plan initiated in September 2000 (together the “Parent Stock Option Plans”). All outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof, and are not subject to preemptive rights or rights of first refusal created by statute, the Certificate of Incorporation or Bylaws of Parent or any agreement to which Parent is a party or by which it is bound. As of the date hereof, Parent has reserved 10,000 shares of common stock for issuance to employees, consultants and directors pursuant to the Parent Stock Option Plans, of which no shares have been issued pursuant to option exercises or direct stock purchases, 957 shares are subject to outstanding, unexercised options, no shares are subject to outstanding stock purchase rights, and 9,043 shares are available for issuance thereunder. In addition, 2,916 options are outstanding outside of the Parent Stock Option Plans. Since September 30, 2006, Parent has not issued or granted additional options under the Parent Stock Option Plans. Except for (i) the rights created pursuant to this Agreement, and the Parent Stock Option Plans and (ii) Parent’s rights to repurchase any unvested shares under the Parent Stock Option Plans or the stock option agreements thereunder, and (iii) warrants and convertible securities listed on Schedule 3.2 of the Parent Disclosure Schedule, there are no other options, warrants, calls, rights, commitments or agreements of any character to which Parent is a party or by which it is bound obligating Parent to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of capital stock of Parent or obligating Parent to grant, extend, accelerate the vesting and/or repurchase rights of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no contracts, commitments or agreements relating to voting, purchase or sale of Parent’s capital stock (i) between or among Parent and any of its stockholders and (ii) to the best of Parent’s knowledge, between or among any of Parent’s stockholders. True and complete copies of all agreements and instruments relating to or issued under the Parent Stock Option Plans have been made available to Company and such agreements and instruments have not been amended, modified or supplemented, and there are no agreements to amend, modify or supplement such agreements or instruments in any case from the form made available to Company. The shares of Parent

Common Stock issued under the Parent Stock Option Plans have either been registered under the Securities Act or were issued in transactions which qualified for exemptions under, either Section 4(2) of, or Rule 701 under, the Securities Act for stock issuances under compensatory benefit plans.

6.             The Company Disclosure Schedule is hereby amended by the amendment and restatement, in its entirety, of Schedule 6.2(g), which is attached hereto.

7.             Except as specifically provided in this First Amendment, all of the terms of the Merger Agreement remain in full force and effect, unamended.  This First Amendment may be executed in counterparts and may be executed and delivered by facsimile signature.

8.             This First Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to conflicts of law principles.

IN WITNESS WHEREOF, Parent, Merger Sub and Company have caused this First Amendment to Agreement and Plan of Merger and Reorganization and to Company Disclosure Schedule to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

SP HOLDING CORPORATION

By:
Mark Schaftlein, Chief Executive Officer

ORGANIC ACQUISITION CORPORATION

By:
Mark Schaftlein, Chief Executive Officer

ORGANIC HOLDING COMPANY, INC.

By:
Jason Brown, Chief Executive Officer

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SCHEDULE 6.2(g)

Resigning Directors and Officer of SP Holding Corporation

Mark Schaftlein, Sole Director, Acting Chief Executive Officer and Chief Financial Officer

New Directors and Officers of SP Holding Corporation

Jason Brown	Director, Chairman of the Board of Directors, Chief Executive Officer and Secretary

Jonathan Wernick	Chief Financial Officer

Dave Smith	Director

Peter Meehan	Director

Roy Bingham	Director

Douglas Lioon	Director

S.M. “Hass” Hassan	Director

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